Exhibit 99.1

FOR IMMEDIATE RELEASE

STIFEL FINANCIAL APPOINTS KATHLEEN BROWN LEAD INDEPENDENT DIRECTOR

ST. LOUIS, May 5, 2020 – Stifel Financial Corp. (NYSE: SF) today announced that Kathleen Brown was appointed Lead Independent Director to the Stifel Board, effective at the conclusion of the annual shareholders meeting scheduled for May 15, 2020.  Kathleen succeeds Robert Grady who has served as Lead Independent Director since 2017 and will remain on the Board as an independent member as well as the Chairman of the Risk Management & Corporate Governance Committee and a member of the Executive Committee.   Ms. Brown’s appointment was a component of Stifel’s overall corporate governance approach that includes the regular rotation of directors into the role of Lead Independent Director.

“Since joining the board in 2016, Kathleen has been an invaluable asset to Stifel,” stated Chairman & CEO Ron Kruszewski. “Her background in the financial services industry and experience in public service gives her a unique perspective within our organization and makes her an ideal choice as our new Lead Independent Director.  I would also like to thank Bob Grady for his significant contributions to Stifel during his time as Lead Director and I look forward to his continued service as a board member in the years to come.”

Stifel Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated, including its Eaton Partners business division; Keefe, Bruyette & Woods, Inc.; Miller Buckfire & Co., LLC and Century Securities Associates, Inc. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities.  Stifel Bank and Stifel Bank & Trust offer a full range of consumer and commercial lending solutions.  Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services.  To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit https://www.stifel.com/investor-relations/press-releases.

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Stifel Investor Relations Contact

Joel Jeffrey, Senior Vice President

(212) 271-3610 direct

investorrelations@stifel.com